QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.21

AMENDED AND RESTATED CREDIT AGREEMENT

among

ACE GUARANTY RE INC.,

VARIOUS BANKS

and

DEUTSCHE BANK AG,
NEW YORK BRANCH,
as Agent

Dated as of November 15, 2001

DEUTSCHE BANC ALEX. BROWN INC.,
as Arranger

        AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 15, 2001, among ACE GUARANTY RE INC., a Maryland corporation (the "Borrower"), the Banks party hereto from time to time, and DEUTSCHE BANK AG, NEW YORK BRANCH, acting in its capacity as Agent pursuant to Section 11 (in such capacity, the "Agent").

W I T N E S S E T H:

        WHEREAS, the Borrower, certain of the Banks and the Agent are parties to a Credit Agreement, dated as of January 27, 1994 (as amended to date, the "Original Credit Agreement"); and

        WHEREAS, the Borrower, the Banks and the Agent desire to amend and restate in its entirety the Original Credit Agreement; and

        WHEREAS, in connection with the amendment and restatement of the Original Credit Facility, Haverford (Bermuda) (SAC) Reinsurance Ltd (in respect of Segregated Account No. 12) ("Haverford"), has agreed to issue its Stand-By Reinsurance Treaty substantially in the form of Exhibit G (the "Treaty") in support of certain of the Loan obligations of the Banks; and

        WHEREAS, subject to and upon the terms and conditions herein set forth, the Banks are willing to make available to the Borrower the credit facility provided for herein;

        NOW, THEREFORE, IT IS AGREED that the Original Credit Agreement is hereby amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.

        Section 1.01    Defined Terms.    As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Affiliate" shall mean, with respect to any Person, any other Person (other than an individual) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 10% of the Borrower and any officer or director of the Borrower or any such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agent" shall mean Deutsche Bank AG, New York Branch, in its capacity as Agent for the Banks hereunder, and shall include any successor to the Agent appointed pursuant to Section 11.08.

        "Agreement" shall mean this Amended and Restated Credit Agreement, as modified, supplemented or amended from time to time.

        "Applicable Margin" shall mean a percentage per annum equal to (i) if the Borrower's Rating assigned by Moody's and S&P is equal to Aaa and AAA, respectively, 1.50%, (ii) if the Borrower's Rating assigned by Moody's and S&P is less than Aaa and AAA, respectively, but greater than A1 and A+, respectively, 1.75%, or (iii) if the Borrower's Rating assigned by either Moody's or S&P is equal to or less than A1 or A+, respectively, 2.00%.

        "Assignment and Assumption Agreement" shall mean any Assignment and Assumption Agreement substantially in the form of Exhibit F entered into pursuant to the terms hereof.

        "Authorized Officer" shall mean the president, any vice president, the chief financial officer or the treasurer of the Borrower.

        "Average Annual Debt Service" as of a specified date with respect to an Insured Obligation shall mean the applicable Retained Percentage times the sum of (i) the aggregate outstanding principal amount of such Insured Obligation and (ii) the aggregate amount of interest thereafter required to be paid on such Insured Obligation (giving effect to all mandatory sinking fund payments or other regularly scheduled required redemptions, prepayments or other retirement of principal), divided by the number of whole and fractional years from the date of determination to the latest maturity date of such Insured Obligation, and as of a specified date with respect to the Covered Portfolio shall mean the sum of the Annual Average Debt Service as of such date of all Insured Obligations contained in the Covered Portfolio. In the event that an Insured Obligation bears interest at a variable rate, the interest thereon for purposes of the determination of Average Annual Debt Service shall be calculated at the rate employed by the Borrower to compute average annual debt service with respect to such Insured Obligation in accordance with its customary business practices.

        "Bank" shall mean the banks listed on the signature pages hereof on the Effective Date, any institution which becomes a Bank hereunder pursuant to Section 12.04(b) and, upon the terms and conditions set forth in Section 2.08, Haverford.

        "Bankruptcy Code" shall have the meaning provided in Section 10.05.

        "Base Rate" shall mean the higher of (i) 1/4 of 1% in excess of the Federal Funds Rate and (ii) the Prime Lending Rate.

        "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

        "Borrower's Rating" shall mean the Borrower's claims-paying ability rating.

        "Borrowing" shall mean the borrowing of Loans on a given date.

        "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

        "Change of Control" shall mean and include the occurrence of any of the following events: (i) any Person, entity or "group" (within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934) other than the Parent and/or one or more Wholly-Owned Subsidiaries of the Parent (a) shall have acquired, directly or indirectly, beneficial ownership of 20% or more of any outstanding class of capital stock of the Parent or the Borrower having ordinary voting power in the election of directors, provided that any Person, entity or group shall be permitted to acquire up to 25% of the outstanding capital stock of any such class in a transaction approved before the consummation of same by a majority of the directors of the Parent or the Borrower, as the case may be, or (b) shall have obtained the power (whether or not exercised) to elect the majority of the Board of Directors of the Parent or the Borrower; or (ii) the majority of the Board of Directors of the Parent or the Borrower shall not be Continuing Directors.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Collateral" shall mean all "Collateral" as defined in the Security Agreement.

        "Collateral Account" shall have the meaning provided in the Security Agreement.

        "Collateral Agent" shall have the meaning provided in the Security Agreement.

        "Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I hereto directly below the column entitled "Commitment", as the same may be (i) reduced from time to time pursuant to Section 2.08, 3.02 and/or 3.03 and (ii) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 3.04 or 12.04.

        "Commitment Fees" shall have the meaning provided in Section 3.01(a).

        "Commitment Period" initially shall mean the period commencing on the Effective Date and ending on the Expiry Date and, from and after the date of any extension of the Expiry Date, shall mean the period commencing on the date which is seven years prior to the Expiry Date and ending on the Expiry Date.

        "Consolidated Subsidiary" shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with generally accepted accounting principles in the United States.

        "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or obligations under insurance or reinsurance contracts entered into in the ordinary course of business to secure reinsurance obligations. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        "Continuing Directors" shall mean the directors of a Person on the date hereof and each other director, if such other director's nomination for election to the Board of Directors of such Person is supported by a majority of the then Continuing Directors.

        "Covered Portfolio" shall mean and include each Insured Obligation as of the Effective Date and each Insured Obligation issued thereafter and prior to the Loss Threshold Incurrence Date other than any Insured Obligation which is excluded from the Covered Portfolio pursuant to Section 12.13.

        "Credit Documents" shall mean this Agreement, each Note, the Treaty and the Security Agreement.

        "Credit Event" shall mean the making of any Loan.

        "Cumulative Losses" for a specified period shall mean the aggregate Losses of the Borrower determined cumulatively during such period without regard to Pledged Recoveries.

        "Declining Bank" shall have the meaning provided in Section 3.04(b).

        "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

        "Defaulted Loan" shall mean, with respect to any Bank at any time, the Loan or portion of any Loan required to be made by such Bank to the Borrower pursuant to Section 2.01 at or prior to such time that has not been made by such Bank as of such time.

        "Defaulting Bank" shall mean, at any time, any Bank that, at such time, owes a Defaulted Loan.

        "Department" shall mean the Maryland Insurance Administration of the State of Maryland.

        "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

        "Effective Date" shall have the meaning provided in Section 12.09.

        "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) assigned, or the parent of which is assigned, an unsecured senior debt rating (or shadow rating as reflected in a letter) by each of Moody's and S&P equal to or greater than the rating then assigned by such rating agency to the relevant assignor.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

        "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) which together with the Borrower or any of its Subsidiaries would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "Event of Default" shall have the meaning provided in Section 10.

        "Expiry Date" shall have the meaning provided in Section 3.04(a).

        "Extending Bank" shall have the meaning provided in Section 3.04(b).

        "Extension Request" shall have the meaning provided in Section 3.04(a).

        "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

        "Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.

        "General Account" shall have the meaning provided in Section 12.16(ii).

        "Haverford" shall have the meaning provided in the third WHEREAS clause of this Agreement.

        "Haverford Reinsurance" shall have the meaning provided in Section 12.16(i).

        "holder of any Note" shall mean any Federal Reserve Bank to which a Bank has pledged its Note to the extent such Federal Reserve Bank has foreclosed upon such Note.

        "Increasing Extending Bank" shall have the meaning provided in Section 3.04(b).

        "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all Contingent Obligations of such Person; provided, however, that the term "Indebtedness" shall not include (a) any indebtedness arising from investment activities in the ordinary course of business that are not required to be classified as indebtedness on such Person's balance sheet in accordance with generally accepted principles, (b) intercompany indebtedness, (c) indebtedness constituting the purchase price of goods or equipment used in the ordinary course of business and (d) indebtedness represented by letters of credit issued as part of a reinsurance arrangement consistent with industry practices and in the ordinary course of business.

        "Installment Premiums" shall mean any and all premiums which are required to be paid or claimed to be required to be paid to or for the account of the Borrower in respect of Insured Obligations in the Covered Portfolio on a periodic basis rather than by payment in full on the date of the effectiveness of the relevant Insurance Contract.

        "Insurance Contracts" shall have the meaning provided in Section 7.16.

        "Insured Obligation" shall mean "municipal obligation bonds", "special revenue bonds", "industrial development bonds" and "utility first mortgage obligations" which the Borrower is permitted to insure under the provisions of Section 6904 (b) (1) (A), (B) or (C) of the New York Insurance Law (without regard to clause (J) thereof) as in effect on the Effective Date and issued by the United States of America, a state thereof or the District of Columbia, a municipality or governmental unit or other political subdivision of the foregoing or any public agency or instrumentality, in any event to the extent that the payment of principal thereof and/or interest thereon, is insured, reinsured or otherwise guaranteed by the Borrower.

        "Lending Office" shall mean the office of the Agent located at 31 West 52nd Street, New York, New York 10019 or such other office, Subsidiary or Affiliate of the Agent as the Agent may from time to time specify as such to the Borrower.

        "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

        "Loan" shall have the meaning provided in Section 2.01, and shall expressly include each Treaty Payment.

        "Loss" shall mean at any time the aggregate sum of (i) the amount paid by the Borrower at such time or required at such time to be paid by the Borrower on claims under an Insurance Contract with respect to an Insured Obligation in the Covered Portfolio by reason of the failure by the issuer thereof or other obligor with respect thereto to pay insured amounts on such Insured Obligations when due (including adjustment expenses with respect to such claims), plus (ii) Permitted Reserves at such time, minus (iii) amounts paid at such time or reasonably expected by the Borrower at such time to be paid to the Borrower under reinsurance agreements (whether facultative or treaty) and similar arrangements with respect to the claims referred to in clause (i), minus (iv) any amount received prior to the Loss Threshold Incurrence Date which if received after the Loss Threshold Incurrence Date would constitute a Pledged Recovery, provided that, without limiting the generality of the foregoing, the term "Loss" shall not include any damages or penalties required to be paid by the Borrower in respect of an Insurance Contract by reason of the breach by the Borrower of its obligations thereunder or the cancellation or termination thereof other than in accordance with its terms.

        "Loss Threshold Incurrence Date" shall mean the date on which the Borrower has Cumulative Losses (net of recoveries) during the relevant Commitment Period equal to the greater of $210,000,000 and 4.75% of Average Annual Debt Service as of any date of determination thereof.

        "Majority Banks" shall mean at any time Banks owed at least 51% of the aggregate principal amount of the Loans outstanding at such time or, if no Loans are outstanding at such time, Banks holding at least 51% of the aggregate Commitments at such time; provided, however, that if any Bank shall be a Defaulting Bank at such time, there shall be excluded from the determination of Majority

Banks at such time (i) the aggregate principal amount of the Loans owing to such Bank and outstanding at such time and (ii) the Commitment of such Bank at such time.

        "Majority Participants" shall have the meaning provided in Section 12.04(a).

        "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

        "Moody's" shall mean Moody's Investors Service, Inc.

        "Multiemployer Plan" shall mean any multiemployer plan as defined in Section 4001(1)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

        "Note" shall have the meaning provided in Section 2.05.

        "Notice of Borrowing" shall have the meaning provided in Section 2.03.

        "Notice Office" shall mean the office of the Agent located at 31 West 52nd Street, New York, New York 10019, or such other office as the Agent may hereafter designate in writing as such to the Borrower.

        "Obligations" shall mean all amounts owing to the Agent, Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

        "Original Credit Agreement" shall have the meaning provided in the first WHEREAS clause of this Agreement.

        "Parent" shall mean ACE Limited, a Cayman Islands corporation.

        "Payment Office" shall mean the office of the Agent located at 31 West 52nd Street, New York, New York 10019, or such other office as the Agent may hereafter designate in writing as such to the Borrower.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

        "Permitted Liens" shall have the meaning provided in Section 9.01.

        "Permitted Reserves" shall mean, with respect to any Insured Obligation, an amount equal to the reserves established in accordance with the Borrower's statutory accounting practices which are deemed necessary or prudent in the reasonable judgment of the Borrower by reason of the failure or anticipated failure by the issuer of such Insured Obligation or other obligor with respect thereto to pay such Insured Obligation when due, all as reflected on the Borrower's books and which are or will be reported by the Borrower in its statutory financial statements.

        "Person" shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" shall mean an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there was an obligation to contribute of), the Borrower or an ERISA Affiliate.

        "Pledged Premiums" shall mean at any time on and after the Trigger Date (i) any and all Installment Premiums which are paid or payable to the Borrower at such time with respect to an Insurance Contract covering any defaulted Insured Obligations in the Covered Portfolio minus (ii) the aggregate amount of such Installment Premiums referred to in clause (i) paid or payable to any Person other than the Borrower at such time under reinsurance agreements (whether facultative or treaty) and similar arrangements.

        "Pledged Recoveries" shall mean at any time on and after the Trigger Date any and all moneys and other payments, property and other consideration and compensation received or receivable by or for the account of the Borrower at such time (excluding the aggregate amount of any and all monies, payments, property, consideration and compensation paid or payable to any Person other than the Borrower under reinsurance agreements (whether facultative or treaty) and similar arrangements) as repayment or reimbursement of, or otherwise in respect of or arising out of, the payment of a claim by the Borrower under an Insurance Contract covering any Insured Obligation in the Covered Portfolio (without regard to whether such claim was paid from the proceeds of a Loan), whether from the issuer thereof or any other Person including without limitation under or pursuant to (i) such Insurance Contract, any reimbursement agreement, guaranty, letter of credit, mortgage, security agreement, pledge agreement or other contract, agreement or arrangement with respect to such Insurance Contract, other than such items described in (ii) through (ix) below, (ii) any account or account receivable, (iii) any compromise, settlement or similar arrangement with respect to such payment, (iv) any voluntary payment or gift, (v) any reinsurance of such Insured Obligation to the extent that payment or expected payment under such reinsurance was not deducted in determining the Loss attributed to the Borrower's payment or required payment of such claim, (vi) any contractual, statutory, common law or other right of subrogation, (vii) any realization upon any mortgage, security interest or other Lien, (viii) any cause of action, whether sounding in tort, contract or otherwise, and any judicial, arbitration or other proceeding by or before any court, agency, tribunal, association or other governmental or private body, or (ix) any other legal or equitable right or claim, whether or not similar to the foregoing), less the out-of-pocket costs and expenses, including without limitation attorneys fees and court costs, actually incurred by the Borrower in connection with the collection or other realization of such moneys and other payments, property and other consideration and compensation.

        "Pledged Reserves Account" shall have the meaning provided in the Security Agreement.

        "Pledged Reserves Account Funds" shall mean at any time the aggregate amount of proceeds of Loans borrowed hereunder for the purpose of establishing or maintaining Permitted Reserves, such proceeds to be deposited in the Pledged Reserves Account in accordance with Section 2.1(b) of the Security Agreement.

        "Pledged Reserve Release Notice" shall have the meaning provided in Section 8.11.

        "Pledged Reserve Repayment Date" shall mean the date on which the Borrower delivers the Pledged Reserve Release Notice required by Section 8.11.

        "Prime Lending Rate" shall mean the rate as announced by Deutsche Bank AG, New York Branch, from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Deutsche Bank AG, New York Branch, may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

        "Replacement Bank" shall have the meaning provided in Section 3.04(b).

        "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

        "Retained Percentage" of an Insured Obligation shall mean the percentage of risk assumed by the Borrower under Insurance Contracts with respect thereto.

        "SEC" shall have the meaning provided in Section 8.01(e).

        "Security Agreement" shall have the meaning provided in Section 5.05.

        "Segregated Accounts Act" shall mean the meaning provided in Section 12.16(i).

        "S&P" shall mean Standard & Poor's Corporation.

        "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

        "Taxes" shall have the meaning provided in Section 4.04.

        "Treaty" shall have the meaning provided in the third WHEREAS clause of this Agreement.

        "Treaty Payment" shall have the meaning provided in Section 2.08(a).

        "Trigger Date" shall have the meaning provided in the Security Agreement.

        "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

        "Unfunded Current Liability" of any Plan means the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

        "United States" and "U.S." shall each mean the United States of America.

        "Unutilized Commitment" shall mean, for any Bank, at any time, the Commitment of such Bank at such time less the aggregate principal amount of all Loans made by such Bank pursuant to Section 2.01 prior to such time.

        "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

        Section 1.02    Principles of Construction.    (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b)   The term generally accepted accounting principles means generally accepted accounting principles in the United States, and all accounting terms not specifically defined herein shall be construed in accordance therewith.

SECTION 2. AMOUNT AND TERMS OF CREDIT.

        Section 2.01    The Loans.    Subject to and upon the terms and conditions set forth herein, each Bank severally agrees, at any time and from time to time prior to the Expiry Date, to make loans (each a "Loan" and, collectively, the "Loans") to the Borrower, provided, however, that the principal amount of any Loan made by a Bank at any time pursuant to this Section 2.01 shall not exceed the Unutilized Commitment of such Bank at such time. Once repaid, Loans incurred hereunder may not be reborrowed.

        Section 2.02    Amount of Each Borrowing.    The aggregate principal amount of each Borrowing hereunder shall not (i) be less than $2,000,000, and if greater, shall be in an integral multiple of $1,000,000 and (ii) exceed the lesser of (a) Cumulative Losses incurred after the occurrence of the Loss Threshold Incurrence Date less the aggregate principal amount of all Loans previously made and (b) the aggregate Unutilized Commitments of all Banks as in effect on the date such Borrowing is made.

        Section 2.03    Notice of Borrowing.    Whenever the Borrower desires to make a Borrowing hereunder, it shall give the Agent at its Notice Office at least two Business Days' prior notice made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York time) on such day. Each such notice (each a "Notice of Borrowing") shall be in the form of Exhibit A, appropriately completed to specify the aggregate principal amount of the Loans to be made pursuant to such Borrowing, and the date of such Borrowing (which shall be a Business Day).

        Section 2.04    Disbursement of Funds.    No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, (i) each Bank will make available at the Payment Office its pro rata portion (in accordance with the Commitment of such Bank and the aggregate Commitments of all of the Banks as in effect on such date) of the amount of the Borrowing requested to be made on such date, in Dollars and in immediately available funds, and (ii) the Agent will make available to the Borrower the aggregate of the amounts so made available by the Banks on such day at the Payment Office.

        Section 2.05    Notes.    The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a "Note" and, collectively, the "Notes"). Each Note shall (i) be payable to the order of such Bank and be dated the Effective Date if such Bank shall be a party hereto on the Effective Date or the effective date of the Assignment and Assumption Agreement pursuant to which it becomes a party hereto if such Bank shall become a party hereto after the Effective Date, (ii) be in a stated principal amount equal to such Bank's Commitment and be payable in the principal amount of the Loans evidenced thereby, (iii) mature, with respect to each Loan evidenced thereby, on the Expiry Date, (iv) bear interest as provided in the appropriate clause of Section 2.06 in respect of the Loans evidenced thereby and (v) be entitled to the benefits of this Agreement and be secured by the Security Agreement. Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

        Section 2.06    Interest.    (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Base Rate in effect from time to time plus the Applicable Margin.

          (b)   Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable by the Borrower hereunder shall bear interest from the date payment thereof was due until (but not including) the date of actual payment at a rate per annum equal to 3.5% per annum in excess of the Base Rate in effect from time to time.

          (c)   Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Loan, quarterly in arrears on the last Business Day of each March, June, September and December, and (ii) in respect of each Loan, on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

        Section 2.07    Capital Adequacy.    If any Bank determines at any time that any applicable law or governmental rule, regulation, order or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank based on the existence of its Commitment hereunder or its obligations hereunder, then the Borrower shall pay to such Bank, upon its written demand therefor, such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank as a result of such increase of capital. In determining such additional amounts, such Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Bank's determination of compensation owing under this Section 2.07 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 2.07, will give prompt written notice thereof to the Borrower, which notice shall show the basis for the calculation of such additional amounts. The failure to give any such notice shall not be deemed to be a waiver of any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.07, provided that the Borrower shall not be required to pay any such amounts until it receives written notice from a Bank in accordance with this Section 2.07.

        Section 2.08    Payments Pursuant to Treaty; Obligations of Defaulting Banks.    (a) Anything contained in this Agreement to the contrary notwithstanding, in the event that a Bank fails to make a Loan or any portion of a Loan required to be made pursuant to Section 2.01 and, as a result thereof, Haverford makes a corresponding payment to the Borrower pursuant to the Treaty (each such payment, a "Treaty Payment"), then (i) each Treaty Payment shall be deemed to be a Loan made by Haverford to the Borrower for purposes of this Agreement and the other Credit Documents, which Loan (A) shall be deemed to be made on the date of such Treaty Payment in an aggregate principal amount equal to such Treaty Payment, (B) with respect to the repayment thereof, shall be governed by, and entitled to the benefits of, this Agreement, and (c) be secured by the Security Agreement, (ii) so long as any principal of, interest on or other amount due and owing with respect to such Loan remains unpaid, Haverford shall be deemed to be a Bank for purposes of this Agreement and the other Credit Documents with respect thereto (but expressly not with respect to Commitment Fees) and (iii) the Commitment of such Defaulting Bank shall be permanently reduced on the date any such Loan is made by Haverford in an amount equal to the principal amount of such Loan. Anything contained in this Agreement to the contrary notwithstanding, the Borrower's obligation to pay the principal of, and interest on, any Loan made by Haverford may not be evidenced by a Note. The Borrower's failure to execute and deliver a Note to Haverford in respect of any Loan, however, shall not affect the Borrower's obligations in respect thereof.

          (b)   If Haverford makes a payment to the Borrower pursuant to the Treaty as contemplated by Section 2.08(a), Haverford, in addition to any other right or remedy it may have pursuant to this Agreement or any other Credit Document, shall be entitled to receive, from such Defaulting Bank, upon demand, the amount of such payment, plus interest thereon, from the date made until paid, at the Base Rate plus the Applicable Margin. Upon any such payment by the relevant Defaulting Bank Haverford shall apply all such amounts received against amounts owing with respect to the relevant Loan, and such Defaulting Bank shall be subrogated to the rights of Haverford with respect thereto.

SECTION 3. COMMITMENT FEES, FEES; AND TERMINATIONS, EXTENSIONS AND INCREASES OF COMMITMENTS AND CONTINGENT COMMITMENTS.

        Section 3.01    Fees.    (a) The Borrower agrees to pay to the Agent for distribution to the Banks pro rata in accordance with their respective Unutilized Commitments a commitment fee (such commitment fee, together with the commitment fee payable pursuant to Section 3.01(b), being the "Commitment Fees") for the period from the Effective Date until the Expiry Date (or such earlier date as the Commitments shall have been terminated) computed at a rate equal to 0.55% per annum on the daily average Unutilized Commitments of the Banks; provided, however, that any Commitment Fee accrued with respect to the Unutilized Commitment of a Defaulting Bank during the period prior to the time such Bank became a Defaulting Bank and unpaid at such time shall not be payable by the Borrower so long as such Bank shall be a Defaulting Bank except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Commitment Fee shall accrue on the Unutilized Commitment of a Defaulting Bank so long as such Bank shall be a Defaulting Bank.

          (b)   Accrued Commitment Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the Expiry Date or upon such earlier date as the Commitments shall be terminated.

          (c)   The Borrower shall pay to the Agent such fees in connection with the Credit Documents as may be agreed to from time to time between the Borrower and the Agent.

        Section 3.02    Voluntary Termination of Unutilized Commitments.    Upon at least five Business Days' prior notice to the Agent at its Notice Office, the Borrower shall have the right to terminate the Unutilized Commitments, in whole or in part, in minimum aggregate amounts of $5,000,000 (or, if greater, in integral multiples of $1,000,000), provided that the Borrower shall concurrently satisfy its obligations, if any, at such time under Section 3.01.

        Section 3.03    Mandatory Termination of Commitments.    (a) The Commitment of each Bank shall be permanently reduced on each date a Loan is made by such Bank pursuant to Section 2.01 by the amount of such Loan.

          (b)   Notwithstanding anything herein to the contrary, the Borrower shall have the right to unilaterally terminate the Commitment of any Bank if, at any time after the Effective Date (with respect to any Bank that is a party hereto on the Effective Date) or at any time after the effective date of the relevant Assignment and Assumption Agreement (with respect to any Bank that becomes a party hereto after the Effective Date pursuant to Section 3.04 or 12.04), the unsecured senior debt rating (or shadow rating as reflected in a letter) of such Bank or its parent shall be downgraded by Moody's or S&P, such termination to be effective on the Business Day the Borrower delivers to such Bank a notice of termination. The Borrower shall, concurrent with such termination, pay to such Bank the aggregate amount, if any, owing at such time by the Borrower to such Bank under this Agreement.

          (c)   In addition to any other mandatory Commitment reductions pursuant to this Section 3.03, the Commitment of each Bank shall each terminate in its entirety on the Expiry Date.

        Section 3.04    Expiry Date.    (a) The expiration of the Commitments shall occur on October 15, 2008 (the "Expiry Date"); provided, however, that before (but not earlier than 120 days nor later than 90 days before) each anniversary of the Effective Date, the Borrower may make a written request (an "Extension Request") to the Agent at the Notice Office that the Expiry Date be extended by one calendar year. Such Extension Request (a copy of which shall be forwarded by the Agent to each of the Banks and Haverford) shall include a certification by a senior officer of the Borrower that no Default or Event of Default has occurred and is continuing and all representations and warranties contained herein and the other Credit Documents are true and correct in all material aspects on and as of the date of the Extension Request (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true only as of such date). If by the date occurring 30 days next succeeding the Agent's receipt of such Extension Request, any Bank agrees thereto in writing by so indicating on counterparts of the Extension Request and delivering such counterpart to the Borrower, "Expiry Date" as to such Bank shall mean the October 15 occurring in the calendar year next succeeding the Expiry Date then in effect, provided that any failure to so notify the Borrower shall be deemed to be a disapproval by such Bank of the Borrower's Extension Request. The Commitment of any Bank which does not so agree, shall terminate upon the Expiry Date then in effect. No Bank shall be obligated to grant any extension pursuant to this Section 3.04(a), and any such extension shall be in the sole discretion of each Bank. The Borrower shall pay to each Bank which does not so agree all amounts owing under its Note and this Agreement on the effective date of the termination of such Bank's Commitment.

          (b)   If fewer than all of the Banks consent to an Extension Request (each Bank that has not so consented being a "Declining Bank", and each other Bank being an "Extending Bank"), the Borrower shall have the right to require any Declining Bank to assign in full its rights and obligations under this Agreement (i) to any one or more Extending Banks designated by the Borrower that have offered in their returned counterpart of the Extension Request to increase their respective Commitments in an aggregate amount at least equal to the amount of such Declining Bank's Commitment (each such Extending Bank being an "Increasing Extending Bank") and (ii) to the extent of any shortfall in the aggregate amount of extended Commitments to any one or more Eligible Transferees designated by the Borrower that agree to assume all of such rights and obligations (each such Eligible Transferee being a "Replacement Bank"), provided that (1) such Declining Bank shall have received payment of all amounts owing under its Note and this Agreement on the effective date of such assignment, (2) such assignment shall otherwise have occurred in compliance with Section 12.04 including, without limitation, clauses (iii) and (iv) of subsection (b) thereof and (3) the effective date of such assignment shall be the date specified by the Borrower and agreed to by the Replacement Bank or Increasing Extending Bank, as the case may be, which date shall be on or prior to the applicable Expiry Date.

SECTION 4. PREPAYMENTS; PAYMENTS.

        Section 4.01    Voluntary Prepayments.    The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part from time to time.

        Section 4.02    Mandatory Prepayments.    On each Pledged Reserve Repayment Date, an amount equal to 100% of the Pledged Reserves Account Funds with respect to which the Borrower has delivered a Pledged Reserve Release Notice as required by Section 8.11 shall be applied as a mandatory prepayment of principal of outstanding Loans.

        Section 4.03    Method and Place of Payment.    Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Agent's Payment Office. Whenever any payment to be made hereunder or under the Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

        Section 4.04    Net Payments.    All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payment (but excluding any tax imposed on or measured by the net income or gross income or gross receipts of any Bank (other than withholding taxes or taxes in lieu of withholding taxes) pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the principal office or lending office of such Bank is located or in which such Bank is organized or in which such Bank is doing business through a branch or office from which such jurisdiction treats a Loan as having been made) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrower shall also reimburse each Bank, upon its written request, which request shall show the basis for calculation of such reimbursement, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which its principal office or lending office is located or in which such Bank is organized or in which such Bank is doing business through a branch or office from which such jurisdiction treats a Loan as having been made as it shall determine are payable by it in respect of amounts paid to or on behalf of such Bank pursuant to the preceding sentence. The Borrower will furnish to the applicable Bank within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of any tax receipts available to the Borrower evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless each Bank, and reimburse each Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

        Section 4.05    Limitations on Sources of Payment.    Notwithstanding any other provision of this Agreement or of any other Credit Document, the obligations of the Borrower to make payments of principal and interest on the Loans and the Notes are limited recourse obligations of the Borrower payable solely from the Pledged Recoveries, the Pledged Premiums, the Pledged Reserves Account Funds and the other Collateral, and none of the Agent, the Collateral Agent, any Bank or any other Person shall be entitled to procure any money judgment against or to levy or foreclose upon or attach any other assets or properties of the Borrower for payment of such obligations; provided, however, that nothing herein contained shall limit, restrict or impair the lien created by the Security Agreement or the right of any Bank to exercise any of its rights herein or in any of the other Credit Documents upon the occurrence of an Event of Default or otherwise, or to bring suit and obtain a judgment against the Borrower (recourse thereon being limited as to payment of principal and interest on the Loans and the Notes as provided in this Section 4.05).

SECTION 5. CONDITIONS PRECEDENT TO EFFECTIVENESS.

        This Agreement shall become effective subject to the satisfaction (or waiver by the Banks) of the following conditions:

        Section 5.01    Execution of Agreement; Notes.    The Borrower and each Bank shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at its Notice Office and there shall have been delivered to each Bank a Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

        Section 5.02    No Default; Representations and Warranties.    There shall exist no Default or Event of Default and all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Effective Date.

        Section 5.03    Opinion of Counsel.    The Agent shall have received an opinion addressed to it and the Banks and dated the Effective Date from the General Counsel of the Borrower covering the matters set forth in Exhibit C.

        Section 5.04    Corporate Documents; Proceedings.    (a) The Agent shall have received a certificate, dated the Effective Date, signed by the president or any vice president of the Borrower, and attested to by the secretary or any assistant secretary of the Borrower, in the form of Exhibit D with appropriate insertions, together with copies of the charter documents and resolutions of the Borrower referred to in such certificate.

          (b)   All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated in this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Agent, and it shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which the Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

        Section 5.05    Security Agreement.    The Borrower shall have duly authorized, executed and delivered an Amended and Restated Pledge and Security Agreement in the form of Exhibit E (as modified, supplemented or amended from time to time, the "Security Agreement") covering all the Borrower's present and future Collateral, together with:

          (a)   evidence of all filings as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement; and

          (b)   evidence that all other actions necessary or, in the opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

        Section 5.06    Covered Portfolio, etc.    The Agent shall have received a certificate, dated the Effective Date, signed by the president, the chief financial officer or other senior financial officer of the Borrower, setting forth in reasonable detail as of June 30, 2001 (i) each Insured Obligation in the Covered Portfolio and each reinsurance agreement or similar arrangement which covers any material amount of such Insured Obligations, (ii) each default by the issuer of any such Insured Obligation or other obligor with respect thereto which has formed or the Borrower reasonably expects to form the basis of a claim under an Insurance Contract, (iii) each default by any party to any such reinsurance agreement or similar arrangement, (iv) each claim paid by the Borrower under any Insurance Contract with respect to such Insured Obligations equal to or greater than $100,000, individually or in the aggregate, and (v) the Borrower's reasonable estimate as of June 30, 2001 of Installment Premiums payable with respect to the Covered Portfolio.

        Section 5.07    Requisite Approvals.    All necessary governmental (domestic and foreign) and third party approvals in connection with the transactions contemplated by the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Credit Documents and otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of the Loans.

        Section 5.08    Litigation.    No litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement or any documentation executed in connection herewith or the transactions contemplated hereby, or with respect to any material Indebtedness of the Borrower or which any Bank shall determine would reasonably be expected to have a materially adverse effect on the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

        Section 5.09    Fees, etc.    The Borrower shall have paid to the Agent and to the Banks all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to the Agent and/or the Banks to the extent then due.

        Section 5.10    Rating.    On the Effective Date, the Borrower's Rating assigned by Moody's and S&P shall be not lower than Aa2 and AAA, respectively.

        All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall have been delivered to the Agent at its Notice Office.

SECTION 6. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.

        The obligation of the Banks to make Loans is subject, at the time of each such Credit Event, to the satisfaction of the following conditions:

        Section 6.01    Loss Threshold Incurrence Date.    At or prior to the time of each such Credit Event, the Loss Threshold Incurrence Date shall have occurred.

        Section 6.02    Notice of Borrowing.    Prior to the making of each Loan, the Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

        The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrower to each Bank that the Loss Threshold Incurrence Date has occurred.

SECTION 7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

        In order to induce the Banks to enter into this Agreement, the Borrower makes the following representations, warranties and agreements as of the Effective Date, which shall survive the execution and delivery of this Agreement and the Notes (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date shall be required to be true and correct in all material respects only as of such date):

        Section 7.01    Corporate Status.    The Borrower (i) is a duly organized and validly existing corporation in good standing under the laws of the State of Maryland, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to qualify would not have a material adverse effect on the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

        Section 7.02    Corporate Power and Authority.    The Borrower has the corporate power to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Credit Documents. The Borrower has, or in the case of the Credit Documents other than this Agreement, by the Effective Date will have, duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes or, in the case of each such other Credit Document when executed and delivered, will constitute, its legal, valid and binding obligation enforceable in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby or thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

        Section 7.03    No Violation.    Neither the execution, delivery or performance by the Borrower of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, nor the use of the proceeds of the Loans (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of the Borrower.

        Section 7.04    Governmental Approvals.    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document to which the Borrower is a party or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

        Section 7.05    Financial Statements; Financial Condition; Undisclosed Liabilities; etc.    (a) The Borrower's statutory financial statements contained in its annual convention statement as filed with the Department for the year ended December 31, 2000 and heretofore furnished to the Agent present fairly the financial condition of the Borrower as of the date of such statements. Such statutory financial statements were prepared in accordance with applicable statutory accounting principles. Since December 31, 2000, there has been no material adverse change in the business, operations, property, assets or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

          (b)   Except as fully reflected in the financial statements delivered pursuant to Section 7.05(a), there are no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower or to the Borrower and its Subsidiaries taken as a whole. The Borrower does not know of any basis for the assertion against the Borrower of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, would be material to the Borrower or to the Borrower and its Subsidiaries taken as a whole. At March 31, 2001 Average Annual Debt Service was $3,113,274,050.

        Section 7.06    Litigation.    There are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened (i) with respect to any Credit Document or (ii) that are reasonably likely to materially and adversely affect the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

        Section 7.07    True and Complete Disclosure.    All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Banks (including without limitation all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Banks will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

        Section 7.08    Use of Proceeds; Margin Regulations.    All proceeds of each Loan shall be used by the Borrower only to pay or reimburse itself for the payment of Losses in respect of the Covered Portfolio, and no part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

        Section 7.09    Tax Returns and Payments.    The Borrower has filed all tax returns required to be filed by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. The Borrower has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

        Section 7.10    Compliance with ERISA.    Each Plan is in substantial compliance with all applicable provisions of ERISA and the Code; no Reportable Event has occurred with respect to any Plan; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA; neither the Borrower nor any ERISA Affiliate has incurred any material liability to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 515, 4201, 4204, 4212, 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code which has not been satisfied in full or expects to incur any material liability under any of the foregoing sections with respect to any such Plan or Multiemployer Plan; no condition exists which presents a material risk to the Borrower or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; neither the Borrower nor any of its ERISA Affiliates is or has ever been a party to, or is or has ever been required to make contributions to, or has terminated any

Multiemployer Plan; no Lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan; and the Borrower does not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA) the obligations with respect to which would reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement.

        Section 7.11    Capitalization.    As of the date hereof, the authorized capital stock of the Borrower consists of 200,000 shares of common stock, $120.00 par value per share, of which 20,834 shares are issued and outstanding. All such outstanding shares have been duly and validly issued, and are fully paid and non-assessable. The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

        Section 7.12    Subsidiaries.    Set forth on Schedule II hereto is a complete and correct list, as of the date hereof, of all of the Subsidiaries of the Borrower, together with, for each subsidiary, (i) the jurisdiction of organization of such Subsidiary, the Persons having an ownership interest therein and (ii) the nature of the ownership represented by such ownership interests. As of the Effective Date, (a) the Borrower and, to the extent applicable, the appropriate Subsidiary owns free and clear of Liens, and has the unencumbered right to vote all outstanding ownership interest in each Person shown to be held by it in Schedule II, (b) all of the issued and outstanding capital stock of each such Person organized as a corporation has been duly and validly issued, and are fully paid and nonassessable, and (c) no Subsidiary of the Borrower has any outstanding securities convertible into or exchangeable for capital stock or outstanding any rights to subscribe for or to purchase, or any option for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except as otherwise disclosed on Schedule II.

        Section 7.13    Compliance with Statutes, etc..    The Borrower is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not reasonably be expected to have, in the aggregate, a material adverse effect on the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

        Section 7.14    Investment Company Act.    The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 7.15    Public Utility Holding Company Act.    The Borrower is not a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 7.16    Compliance with Insurance Law.    The Borrower is duly licensed to transact business as a financial guaranty insurance corporation by the New York Insurance Department and (a) has all other requisite federal, state and other governmental licenses, authorizations, permits, consents and approvals to conduct its insurance and other business as currently conducted and proposed to be conducted in New York, Maryland and each other jurisdiction in which it writes or issues policies of insurance (including without limitation any form of financial guaranty insurance, certain lines of surety insurance or credit insurance), surety bonds, guaranties, contracts of reinsurance or other undertakings similar to the foregoing (collectively, "Insurance Contracts") or in which it conducts business, except for failures, if any, to have such licenses, authorizations, permits, consents and approvals which singly or in the aggregate could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents, (b) has made all filings of each of its forms of Insurance Contracts and of its rates and charges with the Department, the New York Insurance Department and all other federal, state and other administrative or governmental bodies required for the use thereof and has obtained all requisite approvals thereof, except for failures, if any, to file or to obtain such approvals which singly or in the aggregate could not reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents, (c) has duly established and maintains all reserves required under the New York Insurance Law, Maryland Insurance Law and other applicable federal, state and other laws, rules and regulations, except for failures, if any, to maintain reserves which could not reasonably be expected to have a material adverse effect on the business, assets, operations, property or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under this Agreement or any of the Credit Documents and (e) is in compliance (and has not received any notice from the Department, the New York Insurance Department or similar administrative or governmental body or an authorized representative thereof claiming that it is not in compliance) with the New York Insurance Law, Maryland Insurance Law and all other applicable federal, state and other laws relating to its insurance and other businesses, except with respect to failures, if any, to comply which singly or in the aggregate could not reasonably be expected to have a material adverse effect on the business, assets, operations, property or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents.

        Section 7.17    Covered Portfolio.    Substantially all of the Insured Obligations in the Covered Portfolio are insured or reinsured by the Borrower under Insurance Contracts in the form or forms heretofore supplied to the Agent in accordance with the Borrower's underwriting criteria. The Borrower has no reason to believe that its rights included among the Collateral are not valid and binding against the obligors thereunder in accordance with their respective terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies, except for such Collateral which, in the aggregate, could not reasonably be expected to have a material adverse effect on the right and ability of the Collateral Agent, in accordance with the Security Agreement, to realize upon the Collateral as a whole. The Borrower has delivered to each Bank a listing, as of June 30, 2001, of the reinsurer and the related amounts (both ceded par inforce and ceded principal and interest inforce) of reinsured Insured Obligations in excess of $1,000,000 as of such date.

SECTION 8.    AFFIRMATIVE COVENANTS.

        The Borrower covenants and agrees that on and after the Effective Date and until the Commitments have terminated and the Loans and the Notes, together with interest, Fees and all other obligations incurred hereunder and thereunder, are paid in full:

        Section 8.01    Information Covenants.    The Borrower will furnish to the Agent and, upon the request of any Bank, to such Bank:

          (a)    Quarterly and Annual Borrower Financial Statements.    Promptly, and in any event within five Business Days after the filing thereof, a copy of the annual statement for each calendar year and quarterly statements for each calendar quarter as filed with the Department or New York Insurance Department and the financial statements of the Borrower for such calendar year or quarter prepared in accordance with the statutory accounting principles, accompanied by any and all letters, reports and/or certifications prepared by public accountants required to be filed with the Department or New York Insurance Department, certified by the Chief Financial Officer of the Borrower as presenting fairly in accordance with statutory accounting principles applied (except as specifically set forth therein) on a basis consistent with prior periods, the information contained therein.

          (b)    Officer's Certificates.    At the time of the delivery of the financial statements provided for in Section 8.01(a) (or in case of clause (i)(A) of this Section 8.01(b), at the time of the delivery of the annual Borrower financial statements provided for in Section 8.01(a)), a certificate of the Chief Financial Officer or Treasurer of the Borrower (i) listing the Insured Obligations in the Covered Portfolio (and, if the Trigger Date has occurred, identifying the Insurance Contracts with respect thereto) and calculating in reasonable detail as of the date of such financial statements (A) if such date is prior to the Trigger Date, the Borrower's Cumulative Losses (stating separately any Permitted Reserves included therein) for the current Commitment Period and (B) if such date is on or after the occurrence of the Trigger Date or the Loss Threshold Incurrence Date, (1) the date of the occurrence thereof, (2) evidence of the occurrence thereof, (3) the amount of Permitted Reserves as of the date of such financial statements and (4) the aggregate amount of Pledged Recoveries received by or for the account of the Borrower during the current Commitment Period on or prior to the date of such financial statements and (ii) to the effect that, to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof.

          (c)    Management Letters.    Promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any "management letter" received by the Borrower or such Subsidiary from its certified public accountants and the management's responses thereto.

          (d)    Notice of Default or Litigation.    Promptly, and in any event within two Business Days, after an Authorized Officer obtains knowledge thereof, written notice of (i) the occurrence of any event which constitutes a Default or Event of Default, (ii) any litigation or governmental proceeding (including, without limitation, any investigation by or before the Department) pending (A) against the Borrower or any of its Subsidiaries which could reasonably be expected to have a materially adverse effect upon the business, operations, property, assets, liabilities, or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole or (B) with respect to any Credit Document, (iii) any other event which could reasonably be expected to have a materially adverse effect upon the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (iv) any rating report received by the Borrower published by Moody's, S&P or, if either Moody's or S&P no longer rates the claims-paying ability of the

  Borrower, any other nationally recognized rating agency which, with the consent of the Borrower, rates the creditworthiness of obligations insured by the Borrower, (v) if prior to the Trigger Date, each Loss in excess of $5,000,000 in any fiscal year and, if after the Trigger Date, each Loss, in any event, including without limitation, identification of the Insured Obligation with respect to which such Loss occurred, (vi) each default by the issuer of any Insured Obligation in the Covered Portfolio or other obligor with respect thereto which could form the basis of a claim under an Insurance Contract and (vii) each default by any party to a reinsurance agreement or similar arrangement with the Borrower of Insured Obligations in the Covered Portfolio.

          (e)    Other Reports and Filings.    Within 10 Business Days following the filing thereof with the Securities and Exchange Commission or any successor thereto (the "SEC"), copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any Affiliate of the Borrower shall file with the SEC.

          (f)    Specific Information.    No less frequently then quarterly, (i) information with respect to the Covered Portfolio received by the Borrower from the relevant primary insurer, (ii) service mix (i.e., healthcare, education, small issue industrial development bonds, utilities and pollution control, etc.) detail, on a par insured and debt service basis, with respect to the Covered Portfolio and (iii) a watch list/weakening credit update with respect to the Covered Portfolio.

          (g)    Other Information.    From time to time, such other information or documents (financial or otherwise) as any Bank may reasonably request, including, without limitation, information with respect to, and copies of, any relevant reinsurance agreement.

        Section 8.02    Books, Records and Inspections.    The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles in the United States and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent or any Bank to visit and inspect, during regular business hours and under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or such Bank may request.

        Section 8.03    Corporate Franchises.    The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this Section 8.03 shall prevent (i) transactions by the Borrower or any of its Subsidiaries which are permitted as exceptions to the restrictions of Section 9.02 or (ii) the withdrawal by the Borrower of its qualification as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

        Section 8.04    Compliance with Statutes, etc.    The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

        Section 8.05    ERISA.    Promptly after an Authorized Officer of the Borrower has received notice or otherwise has knowledge thereof, the Borrower shall deliver to the Agent a written notice describing in reasonable detail the occurrence of any of the following: that a Reportable Event has occurred; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that a Plan has an Unfunded Current Liability giving rise to a Lien under ERISA; or that the Borrower or any ERISA Affiliate will or may incur any material liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA. Upon written request of the Agent, the Borrower will deliver to each Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service.

        Section 8.06    Performance of Obligations.    The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

        Section 8.07    Use of Proceeds.    The Borrower will use the proceeds of the Loans only to pay or reimburse itself for the payment of Losses in respect of the Covered Portfolio.

        Section 8.08    Conduct of Business.    The Borrower will continue to engage in business of the same general type as conducted by it on the Effective Date.

        Section 8.09    Underwriting Criteria.    The Borrower shall maintain (i) its criteria for underwriting (including reinsuring) Insurance Contracts and (ii) its basic service/industry mix substantially as heretofore in effect.

        Section 8.10    Collection of Pledged Recoveries and Pledged Premiums.    The Borrower shall at all times use its commercially reasonable efforts to collect and otherwise realize upon all Pledged Recoveries and Pledged Premiums in compliance with applicable law and in a commercially reasonable manner.

        Section 8.11    Pledged Reserve Release Notice.    The Borrower hereby acknowledges and agrees that if, at any time, it shall cease to maintain all or any portion of Permitted Reserves in respect of which Pledged Reserves Account Funds have been deposited in the Pledged Reserves Account, the Borrower as promptly as possible (and in any event within three Business Days) after it shall cease to maintain such Permitted Reserves shall give written notice thereof (each such notice, a "Pledged Reserve Release Notice") to the Agent and the Collateral Agent which notice shall provide the amount of such Pledged Reserves Account Funds that have been released.

        Section 8.12    Registry.    The Borrower hereby covenants that it shall maintain a register on which it will record the Commitment from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans. Upon the request of the Borrower, the Agent hereby agrees to use its reasonable efforts to provide to the Borrower such information not otherwise available to the Borrower, as the Borrower shall reasonably request from time to time in order to enable it to fulfill its obligations pursuant to this Section 8.12.

        Section 8.13    Maintenance of Insurance.    The Borrower will, and will cause each of its Subsidiaries to, (i) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (ii) furnish to the Agent, upon its reasonable request, full information as to such insurance carried.

        Section 8.14    Payment of Taxes.    The Borrower will pay and discharge or cause to be paid and discharged, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

SECTION 9.    NEGATIVE COVENANTS.

        The Borrower covenants and agrees that on and after the Effective Date and until the Commitments have terminated and the Loans and the Notes, together with interest, Fees and all other obligations incurred hereunder and thereunder, are paid in full:

        Section 9.01    Liens.    The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Pledged Recoveries, Pledged Premiums, Pledged Reserves Account Funds or other Collateral, provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):

            (i)  the Lien in favor of the Banks and Haverford under the Security Agreement or otherwise permitted thereunder;

           (ii)  inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles;

          (iii)  Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, which relate to Indebtedness which has not been paid when due and payable in accordance with its terms and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien; and

          (iv)  Liens in respect of statutory preference or priorities granted to certain claims under Article 48A, Sections 132-150 (inclusive) of the Maryland Annotated Code;

           (v)  Liens established in favor of the beneficiaries of reinsurance agreements to the extent such Liens are established in the ordinary course of business or are otherwise within the parameters of industry practice; and

          (vi)  Liens represented by a financing statement to the extent such financing statement does not represent notice of a valid security interest and the Borrower uses its best efforts to file or cause to be filed a termination statement in respect thereof.

        Section 9.02    Consolidation, Merger, Sale of Assets, etc.    The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any substantial part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, or permit any of its Subsidiaries so to do any of the foregoing, except that:

            (i)  each of the Borrower and its Subsidiaries may in the ordinary course of business buy, sell or lease assets;

           (ii)  any Subsidiary may wind up its affairs or liquidate or dissolve into, and may consolidate or merge with or into, the Borrower or any other Subsidiary of the Borrower;

          (iii)  the assets or stock of any Subsidiary of the Borrower may be purchased or otherwise acquired by the Borrower or any other Subsidiary of the Borrower;

          (iv)  the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the properties or assets of any Person (other than the Borrower) or acquire such Person by merger so long as (a) no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, (b) the consolidated net worth (determined in accordance with U.S. generally accepted accounting principles) of the Borrower and its Subsidiaries taken as a whole immediately after giving effect to such purchase, acquisition or merger is at least equal to or not less than 5% lower than such consolidated net worth immediately prior to such purchase, acquisition or merger, (c) such purchase, acquisition or merger shall not result in any downgrading of the Borrower's Rating assigned by Moody's or S&P from that in effect immediately prior to such purchase, acquisition or merger and (d) the Borrower shall deliver to the Agent a certificate of the president, chief financial officer or the treasurer of the Borrower stating that such purchase, merger or acquisition complied with the conditions contained in this clause (iv);

           (v)  the Borrower or any Subsidiary may merge into another Person so long as (a) such merger is solely for the purpose of changing domicile, (b) the surviving corporation assumes all obligations of the Borrower or any Subsidiary under each of the Credit Documents and (c) no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto;

          (vi)  any Subsidiary may take any action not otherwise permitted by this Section 9.02 so long as no Default or Event of Default has occurred and is continuing to the extent such action is not in any manner adverse to the security interest created pursuant to the Security Agreement or otherwise materially adverse to the Borrower or the Bank; and

         (vii)  intercompany transfers shall be permitted in accordance with Section 9.04.

        Section 9.03    Limitation on Modification of Indebtedness; Modifications of Charter, By-Laws and Certain Other Agreements; etc.    The Borrower will not, and will not permit any of its Subsidiaries to, (i) amend or modify, or permit the amendment or modification of, any provision of any Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) in any manner adverse to the security interest created pursuant to the Security Agreement or otherwise materially adverse to the Banks or (ii) amend, modify or change its certificate of incorporation (including, without limitation, by the filing or modification of any certificate or designation) or by-laws, or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock in any manner adverse to the security interest crated pursuant to the Security Agreement or otherwise materially adverse to the Banks.

        Section 9.04    Transactions with Affiliates.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower or any of its Subsidiaries, other than in compliance with applicable law (including, without limitation, any applicable insurance law).

SECTION 10.    EVENTS OF DEFAULT.

        Upon the occurrence of any of the following specified events (each an "Event of Default"):

        Section 10.01    Payments.    The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any Note; or

        Section 10.02    Representations, etc.    Any representation, warranty or statement made by or on behalf of the Borrower herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

        Section 10.03    Covenants.    The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(d)(i), 8.03, 8.08, 8.09, 8.10, 8.11, 8.14 or 9 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 10.01 and 10.02 and clause (i) of this Section 10.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Agent or, in the event there is no Agent, any Bank; or

        Section 10.04    Bankruptcy, etc.    The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not stayed or dismissed and remains in effect after 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed or unstayed for a period of 60 days, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

        Section 10.05    ERISA.    Any Plan shall fail to maintain the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is, shall have been or is likely to be terminated or the subject of termination proceeding under ERISA; any Plan shall have an Unfunded Current Liability; or the Borrower or any of its Subsidiaries or ERISA Affiliates has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code, or the Borrower or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 of ERISA); there shall result from any such event or events the imposition of a Lien upon the assets of the Borrower or any of its Subsidiaries, the granting of a security interest, or a liability or a material risk of incurring a liability, which Lien, security interest or liability, in the opinion of the Agent or Majority Banks, will have a material adverse effect upon the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or of the Borrower and its Subsidiaries taken as a whole; or

        Section 10.06    Security Agreement.    (i) The Security Agreement or any provision thereof shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of any Bank or Haverford, the Liens, rights, powers and privileges purported to be created thereby, or (ii) the Borrower shall otherwise default in any material respect in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Security Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Borrower by the Agent or, in the event there is no Agent, any Bank; or

        Section 10.07    Judgments.    One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by insurance) of $10,000,000 or more at any one time, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

        Section 10.08    Change of Control.    A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent may or shall upon direction from the Majority Banks, by written notice to the Borrower, take the following actions to the extent permitted below (provided, that, if an Event of Default specified in Section 10.04 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice to the Borrower as specified below shall occur automatically without the giving of any such notice): if any Event of Default has occurred and is continuing, the Agent may declare the principal of and any accrued interest in respect of all Loans and the Notes and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 11.    THE AGENT.

        Section 11.01    Appointment.    The Banks hereby designate Deutsche Bank AG, New York Branch as Agent (for purposes of this Section 11, the term "Agent" shall also include Deutsche Bank AG, New York Branch in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents or employees.

        Section 11.02    Nature of Duties.    The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Agreement. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit

Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

        Section 11.03    Lack of Reliance on the Agent.    Independently and without reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and, except as expressly provided in this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or the existence or possible existence of any Default or Event of Default.

        Section 11.04    Certain Rights of the Agent.    If the Agent shall request instructions from the Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Majority Banks or all the Banks to the extent required by Section 12.11; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Majority Banks or the Banks, as the case may be.

        Section 11.05    Reliance.    The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Agent.

        Section 11.06    Indemnification.    To the extent the Agent is not reimbursed and indemnified by the Borrower, each Bank will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits and reasonable costs, expenses and disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

        Section 11.07    The Agent in Its Individual Capacity.    With respect to its obligation to make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it was not performing the duties specified herein; and the term "Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate of the Borrower as if they were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

        Section 11.08    Resignation by the Agent.    (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. In the case of the resignation by the Agent, such resignation shall take effect upon the appointment of a successor Agent pursuant to Section 11.08(b) or 11.08(c) or as otherwise provided in Section 11.08(d).

          (b)   Upon any such notice of resignation by the Agent, the Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower (it being understood and agreed that any Bank is deemed to be acceptable to the Borrower).

          (c)   If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

          (d)   If no successor Agent has been appointed pursuant to Section 11.08(b) or 11.08(c) by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent may appoint any other Bank which agrees to such appointment to act as successor Agent.

SECTION 12.    MISCELLANEOUS.

        Section 12.01    Payment of Expenses, etc.    The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (a) of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case, LLP, counsel for the Agent) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto and (b) of the Agent and the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and the Banks); (ii) pay and hold each Bank harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save such Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) except as otherwise provided in Section 4.05, indemnify each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, and reasonable costs, expenses and disbursements incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not such Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such liabilities, obligations, losses, etc., to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

        Section 12.02    Right of Setoff.    Except as otherwise provided in Section 4.05, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights and to the extent permitted by applicable law, during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special), and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Bank under this Agreement or under any of the other Credit Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured, provided however that (i) except to the extent provided in the next succeeding clause (ii), no Bank is authorized hereunder to take any of the foregoing actions, nor shall any Bank exercise any other right of setoff or bankers' lien or any other right now or hereafter granted under applicable law with respect to the Pledged Reserves Account or any portion of the Pledged Reserves Account Funds or any Collateral contained in the Pledged Reserves Account (each of the Agent, the Collateral Agent and each Bank hereby waiving, to the extent permitted by applicable law, any such right) and (ii) from and after receipt by the Agent or the Collateral Agent of any Pledged Reserve Release Notice, the Agent, the Collateral Agent or any Bank is authorized to and may exercise, to the extent permitted by applicable law, any of such foregoing actions or such rights only with respect to the amount of Pledged Reserves Account Funds described in such Pledged Reserve Release Notice and the other Collateral contained in the Pledged Reserves Account in an amount equal to the interest and other earnings on such Pledged Reserves Account Funds.

        Section 12.03    Notices.    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower or any Bank, at its address listed opposite its name on the signature page hereto; and if to the Agent at its Notice Office; or, as to any Bank or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall not be effective until received by the Agent or the Borrower.

        Section 12.04    Benefit of Agreement.    (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks and, provided further, that, no Bank may transfer or assign its rights or obligations hereunder or under any of the other Credit Documents, except as provided in this Section 12.04 or in Section 12.15, provided further, that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any of the other Credit Documents (i) except to the extent such amendment or waiver (A) extends the final maturity of any Loan or Note other than in accordance with Section 3.04, or reduces the rate or extends the time of payment of interest or Fees thereon, or reduces the principal amount thereof, or increases the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Bank), (B) releases any material portion of the Collateral under the Security Agreement except as shall be otherwise provided in any Credit Document, (C) consents to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document, (D) amends the definition of Loss Threshold Incurrence Date other than to increase the dollar amount or the percentage specified therein, (E) amends the definition of Trigger Date other than to decrease the dollar amount specified therein, (F) reduces the percentage specified in the definition of Majority Participants or (G) amends, modifies or waives any provision of this Section 12.04 or (ii) except to the extent that a Bank may permit its Majority Participants to approve any material written amendment, modification, waiver or release of any other provision of this Agreement or any other Credit Document which would, if effected, materially adversely affect the interests of its participants. "Majority Participants" for purposes of this Section 12.04 shall mean, with respect to each Bank, at any time participants of such Bank participating in at least 51% of the aggregate principal amount of Loans made by such Bank and outstanding at such time, or if no such Loans are outstanding at such time, participants of such Bank participating in at least 51% of the Commitment of such Bank at such time. In the case of any such participation, the participant shall not constitute a "Bank" hereunder and shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against any Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Section 2.07 or 4.04 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been transferred, granted or assigned.

          (b)   Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (and, at the direction of the Borrower following a rating downgrade of such Bank, shall) assign all or a portion of its Commitment and related outstanding rights and obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement and delivery of such Assignment and Assumption Agreement to the Borrower and the Agent, provided that (i) new Notes will be issued to such new Bank in the stated amount of its assumed Commitment, and to the assigning Bank in the stated amount of the Commitment if any, retained by it, upon the request of such new Bank or assigning Bank and the surrender of the Note previously issued to the assigning Bank (or the execution and delivery to the Borrower of an indemnity satisfactory to the Borrower), such new Notes to be in conformity with the requirements of Section 2.05 to the extent needed to reflect the revised Commitments, (ii) unless such assignment is to an Affiliate of such assigning Bank with the same or higher unsecured senior debt rating, and so long as no Default or Event of Default exists at the time of such assignment, the Borrower shall have consented to such assignment, (iii) at the time of such assignment, the new Bank or (except to the extent the new Bank is an affiliate of the assigning Bank) its parent shall have an unsecured senior debt rating (or shadow rating as reflected in a letter) by each of Moody's and S&P (A) acceptable to the Borrower (if such assignment is at the direction of the Borrower) or (B) no lower than the unsecured senior debt rating (or shadow rating as reflected in a letter) by each of Moody's and S&P of the assigning Bank or its parent (if such assignment is not at the direction of the Borrower), (iv) such assignment shall not result in a downgrading of the Borrower's Rating by Moody's or S&P from that in effect immediately prior to such assignment, (v) the assigning Bank shall provide notice of any such assignment to the Agent and the Borrower and the Borrower shall provide notice of same to Moody's and S&P and (vi) the new Bank shall deliver a legal opinion addressed to each of the Borrower, Moody's and S&P dated the effective date of the applicable assignment to the effect that this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditor's rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) as the same may be applied in the event of bankruptcy or similar proceedings with respect to such new Bank. To the extent of any assignment pursuant to this Section 12.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitment. To the extent that an assignment of all or any portion of a Bank's Commitment and related outstanding Obligations pursuant to this Section 12.04(b) would at the time of such assignment, result in increased costs under Section 2.07 or 4.04 from those being charged by the respective assigning Bank prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in applicable law, or government rules, regulations, orders or requests after the date of the respective assignment).

          (c)   Upon the execution and delivery of an Assignment and Assumption Agreement in accordance with, and subject to the restrictions of, Section 12.04(b), the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Credit Documents have been assigned to it pursuant to such Assignment and Assumption Agreement, have the rights and obligations of a "Bank" hereunder and thereunder.

          (d)   Any Bank claiming any amounts payable pursuant to Section 4.04 shall use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Bank) to designate another lending office for its Commitment or Loans or take such other action to minimize such amounts, as may be reasonably requested by the Borrower, provided that such designation is made or such other action is taken on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage.

          (e)   Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          (f)    Each Bank shall promptly notify the Borrower of any change in the location of its applicable lending office.

        Section 12.05    No Waiver; Remedies Cumulative.    No failure or delay on the part of any Bank or the holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. Except as otherwise expressly provided herein or in any other Credit Document, the rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

        Section 12.06    Calculations; Computations.    (a) The financial statements to be furnished to the Banks pursuant to Section 8.01(a) shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks).

          (b)   All computations of interest and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fee is payable.

        Section 12.07    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.    (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York, without regard to the conflict of law provisions thereof. Any legal action or proceeding against the Borrower with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth opposite its signature below (or to such other address as the Borrower may from time to time notify the Agent in writing), such service to become effective 30 days after such mailing. Except as otherwise provided in Section 4.05, nothing herein shall affect the right of the Agent or any Bank under this Agreement to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

          (b)   The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in Section 12.07(a) and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          (c)   Each of the Borrower, the Agent and each of the Banks hereby irrevocably waives its right to a jury trial in connection with any action, proceeding or counterclaim arising out of or relating to this Agreement or any other Credit Document or any transaction contemplated hereby or thereby.

        Section 12.08    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

        Section 12.09    Effectiveness.    This Agreement shall become effective on the date (the "Effective Date") on which the Borrower and the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent at its Notice Office and the conditions set forth in Section 5 shall have been satisfied or waived by the Banks, as evidenced by a written notice by the Agent to the Borrower confirming that the Agreement has become effective and setting forth the Effective Date.

        Section 12.10    Headings Descriptive.    The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        Section 12.11    Amendment or Waiver.    Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Majority Banks and the Agent; provided, however, that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than any Bank that is, at the time of the proposed extension, release, amendment, reduction or consent, a Defaulting Bank; provided, however, that, with respect to any matter described in clause (i) or (ii) of this Section 12.11, the consent of each Defaulting Bank which at such time has a Loan outstanding shall also be required) (i) extend the final maturity of any Loan or Note other than in accordance with Section 3.04 or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof, or increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Bank), (ii) release any material portion of the Collateral under any Security Document except as shall be otherwise provided in any Credit Document, (iii) amend, modify or waive any provision of this Section 12.11, (iv) reduce the percentage specified in the definition of Majority Banks, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document, (vi) amend the definition of Loss Threshold Incurrence Date other than to increase the dollar amount or the percentage specified therein or (vii) amend the definition of Trigger Date other than to decrease the dollar amount specified therein.

        Section 12.12    Survival.    All indemnities set forth herein including, without limitation, in Sections 2.07, 4.04 and 12.01 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans.

        Section 12.13    Exclusions from Covered Portfolio.    In the event that (i) any Bank (or any participant to whom such Bank has transferred, granted or assigned any participation in its rights and obligations hereunder and under the other Credit Documents) is, or upon the occurrence of any contingency would be, obligated under the terms of a line of credit, standby bond purchase agreement, letter of credit, liquidity agreement or similar agreement or arrangement to purchase any Insured Obligation listed in a certificate delivered by the Borrower to the Agent pursuant to Section 5.06 or 8.01(b) and (ii) such Insured Obligation had not previously been listed on such a certificate or such obligation arose or was in existence prior to the date of such certificate, such Bank (or such participant) shall promptly (and, in any event, within 30 days of delivery of such certificate) notify the Agent, and the Agent shall promptly notify the Borrower, that such Bank (or such participant) is or would be so obligated to purchase such Insured Obligation. Upon delivery by the Agent to the Borrower of any such notice with respect to an Insured Obligation, such Insured Obligation shall, effective upon delivery of such notice by the Agent to the Borrower, be excluded from the Covered Portfolio.

        Section 12.14    Confidentiality.    Each of the Agent and each Bank agrees to take and cause its respective Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentially of all financial information and all other information reasonably identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or by the Agent on the Borrower's behalf, and neither it nor any of its Affiliates shall use such information other than is connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with the Borrower, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Agent or any Bank or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower known to the Agent or such Bank; provided, however, that the Agent or any Bank may disclose such information (a) at the request or pursuant to any requirement of any authority to which the Agent or such Bank is subject or in connection with an examination of the Agent or such Bank by any such authority; (b) pursuant to subpoena or other court process, provided that if not prohibited by law, the Agent or such Bank will make reasonable efforts to provide notice to the Borrower of the receipt of such subpoena prior to delivering confidential material in response thereto, and the Agent and the Banks will cooperate with the Borrower in any attempt to obtain a protective order, at the Borrower's expense, as may be reasonably requested by the Borrower; (c) when required to do so in accordance with the provisions of any applicable law or regulation; (d) to the extent reasonably required in connection with any litigation or proceeding with respect to the transactions contemplated hereby to which the Agent or any Bank or their respective Affiliates may be party; (e) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (f) to the Agent's or such Bank's independent auditors and other professional advisors with a need to know and who agrees to keep such information confidential to the extent required of the Agent or such Bank hereunder; and (g) to any assignee or participant, actual or potential, provided that such Person agrees to keep such information confidential to the same extent required of the Agent or the Bank hereunder.

        Section 12.15    Third Party Beneficiary.    To the extent expressly granted any rights, benefits or privileges hereunder or under the Security Agreement, Haverford shall be an intended (and not an incidental) third party beneficiary of this Agreement and the Security Agreement with respect to any such right, benefit or privilege, and may assign all such rights, benefits and privileges without consent to General Re Corporation or any of its affiliates.

        Section 12.16    Special Acknowledgments re Haverford.    The Borrower, the Agent and each of the Banks expressly acknowledge the following with respect to Haverford:

            (i)  Haverford is a registered segregated account of Haverford (Bermuda) (SAC) Reinsurance Ltd ("Haverford Reinsurance"), and exists pursuant to and in compliance with the Segregated Accounts Companies Act 2000 (the "Segregated Accounts Act"). Separate entries, recording data, assets, liabilities, rights and obligations exist with respect to Haverford, separate and distinct from Haverford Reinsurance or any other segregated account.

           (ii)  The account maintained by Haverford Reinsurance under Section 16(1)(c) of the Segregated Accounts Act (the "General Account") is not linked in any way or available to Haverford for any purpose.

          (iii)  In the event of exhaustion of or inaccessibility to the segregated account assets of Haverford, there will be no recourse whatsoever by the Borrower, the Agent, any Bank or any other Person to the assets of the General Account or any assets of any other segregated account established by Haverford Reinsurance vis a vis the Treaty or otherwise.

        Section 12.17    Payments Pro Rata.    (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligation (including, without limitation, any payment received pursuant to Section 2.4 or 6.4 of the Security Agreement) it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b)   Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under any Credit Document or otherwise), which is applicable to the payment of any Obligation, the sum of which when compared to the related sum or sums received by other Banks is in a greater proportion then the total amount of such Obligation then owed and due to the such Bank vis a vis that owed and due to all Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the relevant Obligation in such amount as shall result in a proportional participation by all Banks in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          (c)   Anything contained herein to the contrary notwithstanding, the provisions of Sections 12.17(a) and 12.17(b) shall be subject to the express provisions of this Agreement which require or permit differing payments to be made to Defaulting Banks as opposed to non-Defaulting Banks.

        IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
ACE GUARANTY RE INC.
1325 Avenue of the Americas New York, New York 10019
Attention: Chief Financial Officer	By	Name: Title:
ING BANK N.V., LONDON BRANCH
60 London Wall London EC2M 5TQ England
Attention: Mr. Robert Miners	By	Name: Title:
	By	Name: Title:
WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH
1211 Avenue of the Americas New York, New York 10036
Attention: Ms. Lillian Tung Lum	By	Name: Title:
	By	Name: Title:
JPMORGAN CHASE BANK
270 Park Avenue New York, New York 10022
Attention: Ms. Helen Newcomb	By	Name: Title:

COMMERZBANK AG, NEW YORK BRANCH
Corporate Center at Rye 555 Theodore Fremd Avenue Suite B-200 Rye, New York 10580
Attention: Mr. Werner Samuel	By	Name: Title:
	By	Name: Title:
DEUTSCHE BANK AG, NEW YORK BRANCH, Individually and as Agent
31 West 52nd Street New York, New York 10019
Attention: Mr. Clinton M. Johnson	By	Name: Title:
	By	Name: Title:

SCHEDULE I

COMMITMENTS

Name	Commitment
Deutsche Bank AG, New York Branch	$49,000,000
ING Bank N.V., London Branch	47,500,000
Westdeutsche Landesbank Girozentrale, New York Branch	20,000,000
JPMorgan Chase Bank	18,500,000
Commerzbank AG, New York Branch	15,000,000

Total	$150,000,000

SCHEDULE II

SUBSIDIARIES OF THE BORROWER

ACE Risk Assurance Company, a Maryland corporation (100% owned)

TABLE OF CONTENTS

			Page
SECTION 1.	DEFINITIONS AND PRINCIPLES OF CONSTRUCTION		1
Section	1.01	Defined Terms	1
Section	1.02	Principles of Construction	9
SECTION 2.	AMOUNT AND TERMS OF CREDIT		9
Section	2.01	The Loans	9
Section	2.02	Amount of Each Borrowing	9
Section	2.03	Notice of Borrowing	9
Section	2.04	Disbursement of Funds	9
Section	2.05	Notes	9
Section	2.06	Interest	10
Section	2.07	Capital Adequacy	10
SECTION 3.	COMMITMENT FEES, FEES; AND TERMINATIONS, EXTENSIONS AND INCREASES OF COMMITMENTS AND CONTINGENT COMMITMENTS		11
Section	3.01	Fees	11
Section	3.02	Voluntary Termination of Unutilized Commitments	11
Section	3.03	Mandatory Termination of Commitments	11
Section	3.04	Expiry Date	12
SECTION 4.	PREPAYMENTS; PAYMENTS		13
Section	4.01	Voluntary Prepayments	13
Section	4.02	Mandatory Prepayments	13
Section	4.03	Method and Place of Payment	13
Section	4.04	Net Payments	13
Section	4.05	Limitations on Sources of Payment	13
SECTION 5.	CONDITIONS PRECEDENT TO EFFECTIVENESS		14
Section	5.01	Execution of Agreement; Notes	14
Section	5.02	No Default; Representations and Warranties	14
Section	5.03	Opinion of Counsel	14
Section	5.04	Corporate Documents; Proceedings	14
Section	5.05	Security Agreement	14
Section	5.06	Covered Portfolio, etc	14
Section	5.07	Requisite Approvals	15
Section	5.08	Litigation	15
Section	5.09	Fees, etc	15
Section	5.10	Rating	15
SECTION 6.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS		15
Section	6.01	Loss Threshold Incurrence Date	15
Section	6.02	Notice of Borrowing	15
SECTION 7.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS		15
Section	7.01	Corporate Status	16
Section	7.02	Corporate Power and Authority	16
Section	7.03	No Violation	16

i

Section	7.04	Governmental Approvals	16
Section	7.05	Financial Statements; Financial Condition; Undisclosed Liabilities; etc	16
Section	7.06	Litigation	17
Section	7.07	True and Complete Disclosure	17
Section	7.08	Use of Proceeds; Margin Regulations	17
Section	7.09	Tax Returns and Payments	17
Section	7.10	Compliance with ERISA	17
Section	7.11	Capitalization	18
Section	7.12	Subsidiaries	18
Section	7.13	Compliance with Statutes, etc	18
Section	7.14	Investment Company Act	18
Section	7.15	Public Utility Holding Company Act	19
Section	7.16	Compliance with Insurance Law	19
Section	7.17	Covered Portfolio	19
SECTION 8.	AFFIRMATIVE COVENANTS		20
Section	8.01	Information Covenants	20
Section	8.02	Books, Records and Inspections	21
Section	8.03	Corporate Franchises	21
Section	8.04	Compliance with Statutes, etc	21
Section	8.05	ERISA	22
Section	8.06	Performance of Obligations	22
Section	8.07	Use of Proceeds	22
Section	8.08	Conduct of Business	22
Section	8.09	Underwriting Criteria	22
Section	8.10	Collection of Pledged Recoveries and Pledged Premiums	22
Section	8.11	Pledged Reserve Release Notice	22
Section	8.12	Registry	22
Section	8.13	Maintenance of Insurance	23
Section	8.14	Payment of Taxes	23
SECTION 9.	NEGATIVE COVENANTS		23
Section	9.01	Liens	23
Section	9.02	Consolidation, Merger, Sale of Assets, etc	23
Section	9.03	Limitation on Modification of Indebtedness; Modifications of Charter, By-Laws and Certain Other Agreements; etc.	24
Section	9.04	Transactions with Affiliates	25
SECTION 10.	EVENTS OF DEFAULT		25
Section	10.01	Payments	25
Section	10.02	Representations, etc	25
Section	10.03	Covenants	25
Section	10.04	Bankruptcy, etc	25
Section	10.05	ERISA	26
Section	10.06	Security Agreement	26
Section	10.07	Judgments	26
Section	10.08	Change of Control	26
SECTION 11.	THE AGENT		26
Section	11.01	Appointment	26

Section	11.02	Nature of Duties	26
Section	11.03	Lack of Reliance on the Agent	27
Section	11.04	Certain Rights of the Agent	27
Section	11.05	Reliance	27
Section	11.06	Indemnification	27
Section	11.07	The Agent in Its Individual Capacity	27
Section	11.08	Resignation by the Agent	28
SECTION 12.	MISCELLANEOUS		28
Section	12.01	Payment of Expenses, etc.	28
Section	12.02	Right of Setoff	28
Section	12.03	Notices	29
Section	12.04	Benefit of Agreement	30
Section	12.05	No Waiver; Remedies Cumulative	31
Section	12.06	Calculations; Computations	32
Section	12.07	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial	32
Section	12.08	Counterparts	32
Section	12.09	Effectiveness	32
Section	12.10	Headings Descriptive	33
Section	12.11	Amendment or Waiver	33
Section	12.12	Survival	33
Section	12.13	Exclusions from Covered Portfolio	33
Section	12.14	Confidentiality	33
Section	12.15	Third Party Beneficiary	34
Section	12.16	Special Acknowledgments re Haverford	34
Section	12.17	Payments Pro Rata	34

SCHEDULES
Schedule I	Commitments
Schedule II	Subsidiaries of the Borrower
EXHIBITS
Exhibit A	Notice of Borrowing
Exhibit B	Note
Exhibit C	Opinion of General Counsel of the Borrower
Exhibit D	Officers' Certificate of the Borrower
Exhibit E	Pledge and Security Agreement
Exhibit F	Assignment and Assumption Agreement
Exhibit G	Stand-By Reinsurance Treaty

DECEMBER 2002 AMENDMENT TO CREDIT AGREEMENT

        DECEMBER 2002 AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of December 20, 2002, among ACE Guaranty Corp. (f/k/a ACE Guaranty Re Inc.) (the "Borrower"), various banks (the "Banks"), Norddeutsche Landesbank Girozentrale, New York Branch (the "New Bank"), and Deutsche Bank AG, New York Branch, as agent (the "Agent"). All capitalized terms defined in the hereinafter defined Credit Agreement shall have the same meaning when used herein unless otherwise defined herein.

W I T N E S S E T H:

        WHEREAS, the Borrower, the Banks and the Agent entered into an Amended and Restated Credit Agreement, dated as of November 15, 2001 (the "Credit Agreement"); and

        WHEREAS, the New Bank desires to become a Bank under the Credit Agreement; and

        WHEREAS, pursuant to a Termination Agreement, dated as of October 22, 2002, among Haverford, the Borrower and General Re Financial Products Corporation, the Treaty was terminated, effective November 15, 2002; and

        WHEREAS, the parties hereto wish to amend the Credit Agreement as herein provided;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

        1.    New Bank.    Upon execution and delivery of this Amendment by the parties hereto, the New Bank shall be a Bank for all purposes of the Credit Agreement.

        2.    Exiting Banks.    As of the close of business on December 20, 2002, neither JPMorgan Chase Bank nor Commerzbank AG, New York Branch (each an "Exiting Bank"), shall have any further obligations under, or be a Bank for purposes of, the Credit Agreement. Each Exiting Bank shall, however, be entitled to receive its Commitment Fee through and including December 20, 2002 and all other amounts, if any, owing to it under the Credit Agreement, including, without limitation, any indemnities to which it may become entitled pursuant to Section 12.01 of the Credit Agreement at any time in the future.

        3.    Amendments to the Credit Agreement.    (a) Section 3.04 of the Credit Agreement is hereby amended (i) by deleting the date "October 15, 2008" in the first sentence of such Section and replacing it with the date "November 15, 2009" and (ii) by deleting the date "October 15" in the third sentence of such Section and replacing it with the date "November 15".

          (b)   The Credit Agreement is hereby amended by deleting all references to "Haverford", "Haverford Reinsurance", "Treaty", "Treaty Payment" and "General Account" and, in particular, by deleting Sections 2.08, 12.15 and 12.16 and Exhibit G.

          (c)   Schedule I of the Credit Agreement is hereby amended in its entirety to the form attached hereto as Annex A.

        4.    Representations and Warranties.    In order to induce the Banks, the New Bank and the Agent to enter into this Amendment, the Borrower hereby represents and warrants that:

          (a)   no Loss occurred on or prior to November 15, 2002 that could require any payment be made by Haverford pursuant to the Treaty;

          (b)   no Default or Event of Default exists or will exist as of the date hereof or after giving effect to this Amendment; and

          (c)   as of the date hereof, and after giving effect to this Amendment, all representations and warranties of the Borrower contained in the Credit Agreement will be true and correct in all material respects (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date is true in all material respects only as of such date).

        5.    Confirmation of Effective Date.    The Borrower, the Banks and the Agent hereby acknowledge that the Effective Date referred to in Section 12.09 of the Agreement is November 15, 2001.

        6.    GOVERNING LAW.    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

        7.    Agreement Not Otherwise Amended.    This Amendment is limited precisely as written and shall not be deemed to be an amendment, consent, waiver or modification of any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein, or prejudice any right or rights which the Banks (including any Exiting Bank), the New Bank, the Agent or any of them may now have or may have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein. Except as expressly modified hereby, the terms and provisions of the Credit Agreement shall continue in full force and effect. Whenever the Credit Agreement is referred to in the Credit Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to be a reference to the Credit Agreement as modified hereby.

        8.    Counterparts.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.    Address for Notices.    The initial address for notices for the New Bank shall be 1114 Avenue of the Americas, 37 Floor, New York, New York 10036, Attention: Mr. Georg L. Peters.

2

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

ACE GUARANTY CORP.
By	Name: Title:
ING BANK N.V., LONDON BRANCH
By	Name: Title:
By	Name: Title:
WESTLB AG, NEW YORK BRANCH
By	Name: Title:
By	Name: Title:
NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH
By	Name: Title:
By	Name: Title:
JPMORGAN CHASE BANK
By	Name: Title:
COMMERZBANK AG, NEW YORK BRANCH
By	Name: Title:
By	Name: Title:
DEUTSCHE BANK AG, NEW YORK BRANCH, Individually and as Agent
By	Name: Title:
By	Name: Title:

3

ANNEX A

SCHEDULE I

COMMITMENTS

Name	Commitment
Deutsche Bank AG, New York Branch	$50,000,000
ING Bank N.V., London Branch	50,000,000
Norddeutsche Landesbank Girozentrale, New York Branch	50,000,000
WestLB AG, New York Branch	25,000,000

Total	$175,000,000

4

DECEMBER 2003 AMENDMENT TO CREDIT AGREEMENT

        DECEMBER 2003 AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of December 16, 2003, among ACE Guaranty Corp. (the "Borrower"), various banks (the "Banks") and Deutsche Bank AG, New York Branch, as agent (the "Agent"). All capitalized terms defined in the hereinafter defined Credit Agreement shall have the same meaning when used herein unless otherwise defined herein.

W I T N E S S E T H:

        WHEREAS, the Borrower, the Banks and the Agent entered into an Amended and Restated Credit Agreement, dated as of November 15, 2001 (as amended to date, the "Credit Agreement"); and

        WHEREAS, the parties hereto wish to amend the Credit Agreement as herein provided;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

        1.    Amendment to the Credit Agreement.    Section 3.04 of the Credit Agreement is hereby amended (a) by deleting the date "November 15, 2009" in the first sentence of such Section and replacing it with the date "December 15, 2010" and (b) by deleting the date "November 15" in the third sentence of such Section and replacing it with the date "December 15".

        2.    Representations and Warranties.    In order to induce the Banks and the Agent to enter into this Amendment, the Borrower hereby represents and warrants that:

          (a)   no Default or Event of Default exists or will exist as of the date hereof or after giving effect to this Amendment; and

          (b)   as of the date hereof, and after giving effect to this Amendment, all representations and warranties of the Borrower contained in the Credit Agreement will be true and correct in all material respects (it being understood and agreed that any representation or warranty which expressly refers by its terms to a specified date is true in all material respects only as of such date).

        3.    GOVERNING LAW.    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

        4.    Agreement Not Otherwise Amended.    This Amendment is limited precisely as written and shall not be deemed to be an amendment, consent, waiver or modification of any other term or condition of the Credit Agreement or any of the instruments or agreements referred to therein, or prejudice any right or rights which the Banks, the Agent or any of them may now have or may have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein. Except as expressly modified hereby, the terms and provisions of the Credit Agreement shall continue in full force and effect. Whenever the Credit Agreement is referred to in the Credit Agreement or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to be a reference to the Credit Agreement as modified hereby.

        5.    Counterparts.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

ACE GUARANTY CORP.
By:	Name: Title:
ING BANK N.V., LONDON BRANCH
By:	Name: Title:
By:	Name: Title:
WESTLB AG, NEW YORK BRANCH
By:	Name: Title:
By:	Name: Title:
NORDDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH
By:	Name: Title:
By:	Name: Title:
DEUTSCHE BANK AG, NEW YORK BRANCH, Individually and as Agent
By:	Name: Title:
By:	Name: Title:

2

QuickLinks

TABLE OF CONTENTS